Exhibit 99.B(m)(2)(i)

AMENDED SCHEDULE 1

with respect to

VOYA SERIES FUND, INC.

THIRD AMENDED AND RESTATED
DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

CLASS B SHARES

Name of Funds

Voya Capital Allocation Fund

Voya Corporate Leaders 100 Fund

Voya  Global Target Payment Fund

Voya Mid Cap Value Advantage Fund

Voya Money Market Fund

Voya Small Company Fund

Date last updated: September 10, 2015